EXHIBIT

     Morgan Stanley Dean Witter Tax-Free Daily Income Trust


Sub-Item
77P       Information Required to be Filed Pursuant to Existing
          Exemptive (c) Orders

(A)       Statement Pursuant to Exemptive Order (ICA Release No.
11537)
          Pertaining to Amortized Cost Pricing

No action was taken during the period pursuant to condition 2 (c) of the above-captioned Order.